Exhibit 10.2

URANIUM RESOURCES, INC.

And

CHRISTOPHER M. JONES

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of 12th day of March 2013 (the “Signature Date”), by and between Uranium Resources, Inc., a Delaware corporation (the “Company”), and Christopher M. Jones (“Executive”).

1.                                      Employment

During the Employment Period (as defined in Section 4), the Company will employ Executive, and Executive will serve as President — Elect and Chief Executive Officer (“CEO”) — Elect with duties to be assigned by the Interim President and CEO until the 1st day of April 2013 (the “Effective Date”) at which time Executive will serve as President, Chief Executive Officer (“CEO”) and Member of the Board of Directors of the Company and each of its subsidiaries, reporting directly to the Board of Directors of the Company (the “Board”).

2.                                      Duties and Responsibilities of Executive on the Effective Date

(a)                                 During the Employment Period (as defined in Section 4), Executive will devote substantially all of his professional time and efforts to the business of the Company, will act in the best interests of the Company and will perform with due care his duties and responsibilities.  Executive’s duties will include those normally incidental to the position of President and Chief Executive Officer as well as such additional duties as may be assigned to him by the Board.

(b)                                 Executive agrees to cooperate fully with the Board and not engage directly or indirectly in any activity that materially interferes with the performance of Executive’s duties.  During the Employment Period, Executive will not hold outside employment, join, be a member or serve on any corporate, civic, or charitable boards or committees, or perform substantial personal services for parties unrelated to the Company, other than as set forth on Exhibit A, without the advance written approval of the Nominating & Governance Committee of the Board.

(c)                                  Executive represents and covenants to the Company that he is not subject to, or a party to, any employment agreement, non-competition covenant, non-solicitation agreement, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities under this Agreement.

(d)                                 Except as set forth on Exhibit B, Executive acknowledges and agrees that Executive owes the Company a duty of loyalty and that any obligations described in this Agreement are in addition to, and not in lieu of, any obligations Executive owes the Company as a matter of law.

3.                                      Compensation

(a)                                 Base Salary   Commencing on the Signature Date and during the Employment Period, the Company will pay to Executive an annual base salary of $275,000 (the “Base Salary”), payable on a not less than a semi-monthly basis, in conformity with the Company’s customary payroll practices for executive salaries.  Executive’s Base Salary shall be reviewed for adjustment by the Compensation Committee of the Board

(“Compensation Committee”) annually commencing at year-end 2013.  For all purposes of this Agreement, Executive’s Base Salary will include any portion thereof which Executive elects to defer under any nonqualified plan or arrangement.

(b)                                 Annual Performance Bonus   Executive will be eligible for an annual cash discretionary performance bonus with respect to each calendar year during the Employment Period (the “Annual Performance Bonus”), which will consist of a payment targeted at 60% of Base Salary during the first calendar year of the Employment Period, pro-rated for the year, and targeted at a percent of Base Salary to be set by the Compensation Committee for calendar years following 2013.  The amount, if any, of the Annual Performance Bonus will be determined by the Compensation Committee, acting in its sole and complete discretion, based on performance objectives established for the first calendar year of the Employment Period to be agreed to between Executive and the Compensation Committee within 60 calendar days following the Signature Date.  Following 2013, the Annual Performance Bonus will be targeted at 60% of then current Base Salary or such higher percentage as the Compensation Committee determines, and the Compensation Committee will, on an annual basis (at or near the beginning of each calendar year in the Employment Period) establish performance objectives for Executive for that calendar year, and will communicate such objectives to Executive.  The Compensation Committee will consult with Executive regarding annual performance objectives, but will establish such objectives in its sole discretion.  Annual Performance Bonus determinations are typically made by the Compensation Committee within 90 calendar days after the end of each calendar year, and Annual Performance Bonus amounts shall be paid as soon as administratively practicable thereafter, but in all events in the calendar year following the calendar year for which the Annual Performance Bonus was earned.

(c)                                  Equity Incentive Compensation   On the Signature Date the Compensation Committee will grant Executive 25,000 shares of restricted stock and Incentive Stock Options to purchase 55,000 shares of common stock (at the price at the close of the market on the Signature Date); one-third of such shares and options shall vest in equal one-third installments on the first, second and third anniversary dates of the Signature Date; the remaining two-thirds of such shares and options shall vest over three years subject to achievement of annual performance objectives to be agreed within 60 calendar days following the Signature Date by Executive and the Compensation Committee.  If additional equity is approved by the Company’s shareholders at the 2013 annual general meeting, the Chairman of the Compensation Committee will recommend approval by the Compensation Committee of a second long-term incentive; however, the approval of such a recommendation lies in the sole and complete discretion of the Compensation Committee.  If a second award is granted in 2013, it shall be consistent with the vesting provisions of the Equity Incentive Compensation award set forth in this Section 3(c). Following these grants, Executive will be eligible to participate in the Company’s equity incentive compensation programs of the Company in accordance with the policies applicable to other executive positions of the Company, upon such terms as the administrators of the programs determine.

(d)                                 Stock Ownership Target   Within 5 years from the Signature Date, Executive is expected to own shares of Company Common Stock equal in value to three (3) times his original Base Salary of $275,000 per year.  The following will count towards meeting the required ownership level: shares owned directly or beneficially; restricted stock or stock units held under any Company restricted stock or similar program (whether vested or unvested); shares owned jointly with or in trust for immediate family members residing in the same household; and shares subject to any vested but unexercised stock options.  The value of the stock held by Executive on any date of determination will be equal to the greater of: (i) Executive’s acquisition cost; and (ii) the average market price per share of the Common Stock on the last trading day of each of the four completed quarters prior to the determination.

(f)                                   Withholding   Executive’s Base Salary, Annual Performance Bonus, and other compensation payments hereunder will be subject to such payroll and other taxes, withholdings, assessments and deductions as may be required by applicable law.

4.                                      Term of Employment

(a)                                 The initial Term of this Agreement will be for the period beginning on the Signature Date and ending at midnight (Eastern Time) on the first anniversary of the Signature Date.  The Term will be extended automatically for successive one-year periods unless either party gives the other written notice of its intent to terminate the Agreement not less than 90 days prior to the end of the then-current Term.  The initial Term and any extensions are hereinafter referred to as the “Term.”  The date on which this Agreement is terminated at the end of the Term or in accordance with Section 6 will be referred to herein as the “the Termination Date,” and the parties shall ensure that Executive incurs a “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the Termination Date.

(b)                                 The period commencing on the Signature Date and ending at the close of business on the Termination Date will constitute the “Employment Period.”

(c)                                  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Employment Period in accordance with Section 6.

5.                                      Benefits

Subject to the terms and conditions of this Agreement, Executive will be entitled to the following benefits during the Employment Period:

(a)                                 Reimbursement of Business Expenses   The Company agrees to promptly reimburse Executive for reasonable business-related expenses incurred in the performance of Executive’s duties under this Agreement in accordance with Company policies.

(b)                                 Benefit Plans and Programs   To the extent permitted by applicable law, Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in all benefit plans and programs, including improvements or modifications of the same, then being actively maintained by the Company for the benefit of its executive employees (or for an employee population which includes its executive employees), subject in any event to the eligibility requirements and other terms and conditions of those plans and programs, including, without limitation, 401(k) plan, medical and dental insurance, life insurance and disability insurance.  The Company will not, however, by reason of this Section 5(b), have any obligation to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program.

(c)                                  Base of Operations   Executive’s base of operations will be at Company’s offices located in Denver, Colorado.  Executive may be required to work for extended periods of time outside of his Base of Operations.

(d)                                 Vacation   Executive shall be entitled to 4 weeks of paid vacation annually, which shall be prorated for 2013 based upon the Signature Date of this Agreement.

6.                                      Termination of Agreement

(a)                                 Automatic Termination in the Event of Death   This Agreement will automatically terminate in the event of Executive’s death.

(b)                                 Company’s Right to Terminate   At any time during the Employment Period, the Company will have the right to terminate this Agreement for any of the following reasons:

(1)                                 Upon Executive’s Disability (as defined below);

(2)                                 For Cause (as defined in Section 7); or

(3)                                 For any other reason whatsoever, in the sole and complete discretion of the Company.

(c)                                  Executive’s Right to Terminate   At any time during the Employment Period, Executive will have the right to terminate this Agreement for:

(1)                                 Good Reason (as defined in Section 7); or

(2)                                 For any other reason whatsoever, in the sole and complete discretion of Executive.  An election by Executive not to renew this Agreement at the end of the Term will constitute a termination of this Agreement by Executive under this subsection.

(d)                                 Disability   For purposes of this Agreement, “Disability” means that Executive has sustained sickness or injury that renders Executive incapable of performing substantially all of the duties and responsibilities required of Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12-month period.  The existence of a Disability will be determined in the sole and complete discretion of the Board.

(e)                                  Notices   Any termination of this Agreement by the Company under Section 6(b) or by Executive under Section 6(c) will be communicated by a Notice of Termination to the other party.  A “Notice of Termination” means a written notice that:  (i) indicates the specific termination provision in this Agreement relied upon; and (ii) if the termination is by the Company for Cause or by Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. The Notice of Termination must specify the Termination Date.  The Termination Date may be as early as 14 calendar days after the Notice of Termination is given but no later than 60 calendar days after the Notice of Termination is given, unless otherwise agreed to by the parties in writing.

(f)                                   Resignation from Board   Upon termination of this Agreement, Executive will immediately resign from the Board, unless otherwise agreed to in writing by the parties.

7.                                      Severance Payments

(a)                                 Termination by the Company   If the Company terminates this Agreement during the Employment Period pursuant to Sections 6(b)(1) or 6(b)(3), then the Company will pay Executive severance in the amount of one (1) year’s Base Salary in a lump sum within 30 days after the Termination Date subject to all applicable withholding.

(b)                                 Termination by Executive for Good Reason   If Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(1), then the Company will pay Executive severance in the amount of one (1) year’s Base Salary in a lump sum within 30 days after the Termination Date subject to all applicable withholding.

(c)                                  Termination by Executive for Good Reason after a Change in Control   If a Change in Control (as defined below) occurs and Executive is terminated pursuant to Section 6(b)(3) or terminates this Agreement during the Employment Period pursuant to Section 6(c)(1) within 90 days after such occurrence, then the Company will pay Executive severance in the amount of two (2) years’ Base Salary, in a lump sum within 30 days after the Termination Date subject to all applicable withholding.

(d)                                 Termination upon Failure to Renew by the Company   In the event that this Agreement terminates at the end of the Term and is not renewed as a result of a decision by the Company not to renew this Agreement, prior to a decision by Executive not to renew this Agreement, the Company will pay Executive severance in the amount of one (1) year’s Base Salary in a lump sum within 30 days after the Termination Date subject to all applicable withholding.

(e)                                  Additional Benefits   If the Company is required to pay Executive severance pursuant to Section 7(a), 7(b), 7(c), or 7(d), then:

(1)                                 Such severance will be paid in addition to any other payments the Company makes to Executive (including, without limitation, salary, bonuses, equity plans, incentive compensation plans, fringe benefits, and expense reimbursements) in discharge of the Company’s obligations to Executive under this Agreement with respect to periods ending coincident with or prior to the Termination Date.

(2)                                 Payments under Sections 7(a), 7(b), 7(c), or 7(d) will be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees and/or its executives except to the extent otherwise expressly provided in such severance pay plan or program.

(3)                                 The expiration date of any options held by Executive will be extended to a date that is 90 days after the Termination Date.

In addition to the foregoing benefits but only in the event the Company is required to pay Executive severance by the express terms of Section 7(c), to the extent Executive has not previously vested in such rights (whether in accordance with Section 8 hereof of otherwise), Executive will become fully vested in all of the rights and interests held by Executive under the Company’s stock and other equity plans as of the Termination Date, including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

(f)                                   Cause   For the purposes of this Agreement, “Cause” means the occurrence or existence, prior to occurrence of circumstances constituting Good Reason, of any of the following events during the Employment Period:

(1)                                 Executive’s gross negligence or material mismanagement in performing, or material failure or inability (excluding as a result of death or Disability) to perform, Executive’s duties and responsibilities as described herein or as lawfully directed by the Board;

(2)                                 Executive’s willful misconduct or material dishonesty against the Company or any of its affiliates (including theft, misappropriation, embezzlement, forgery, fraud, falsification of records, or misrepresentation) or any act that results in material injury to the reputation, business or business relationships of the Company or any of its affiliates;

(3)                                 Executive’s material breach of: (i) this Agreement; (ii) any fiduciary duty owed by Executive to the Company or its affiliates; or (iii) any written workplace policies applicable to Executive (including the Company’s code of conduct and policy on workplace harassment) whether adopted on or after the date of this Agreement, provided that the Board gives Executive written notice of such breach within 90 calendar days from the first date that the Board is aware, or reasonably should be aware, of such breach.

(4)                                 Executive’s having been convicted of, or having entered a plea bargain, a plea of nolo contendere or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on the Company’s or any of its affiliates’ reputations; or

(5)                                 Executive’s having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(g)                                  Good Reason   For the purposes of this Agreement, “Good Reason” means the occurrence, prior to the occurrence of circumstances constituting Cause, of any of the following events during the Employment Period without Executive’s consent:

(1)                                 Any material breach by the Company of this Agreement, provided that Executive gives the Board written notice of such breach within 90 days from the first date that he is aware, or reasonably should be aware, of such breach and such breach is not remedied within 30 days of the Board’s receipt of such written notice;

(2)                                 A material reduction in Executive’s authority or job duties, responsibilities and requirements that is inconsistent with Executive’s position as President and Chief Executive Officer of the Company and Executive’s prior authority, duties, responsibilities and requirements;

(3)                                 A material reduction in the Executive’s Base Salary or Annual Performance Bonus opportunity unless a proportionate reduction is made to the Base Salary or business opportunity of all of the Company’s executives; or

(4)                                 Any requirement that Executive move his primary residence from the Denver, Colorado metropolitan area.

(h)                                 Exclusive Payments   Except as provided above, no severance or other payment in the way of severance will be made to Executive upon termination of this Agreement.

8.                                      Change of Control

(a)                                 If a Change of Control occurs during the Employment Period, Executive will thereupon become 100% vested in all of the rights and interests then held by Executive under the Company’s stock and other equity plans (to the extent not already vested), including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

(b)                                 Change of Control   For the purposes of this Agreement, “Change of Control” means that, after the Signature Date, the following two events have occurred:  (1) the Executive (i) is requested to resign by the Company, (ii) is terminated by the Company, (iii) is demoted or his responsibilities are materially changed by the Company, or (iv) events or circumstances have occurred that constitute Good Reason; and (2) one of the following has occurred:  (i) any person or group of affiliated or associated persons (other than Resource Capital Fund V, L.P. (“RCF”) or RMB Australia Holdings, Ltd. (“RMB”) or the affiliates, subsidiaries, parents or other related entities of RCF or RMB) acquires more than 50% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company; (iv) a majority of the members of the Board are replaced during any 12-month period; or (v) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50.1% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

9.                                      Parachute Payment

Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Code or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  In the event that the Payments are to be reduced pursuant to this Section 9, such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 9 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 9 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company, and the Company shall bear all fees and costs incurred in performing such calculations.

10.                               Conflicts of Interest

Executive agrees that he will promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict.  Executive’s ownership of an interest not in excess of five percent in a business organization that competes with the Company will not be deemed to constitute a conflict of interest.

11.                               Confidentiality

The Company agrees to provide Executive valuable Confidential Information of the Company and of third parties who have supplied such information to the Company.  In consideration of such Confidential Information and other valuable consideration provided hereunder, Executive agrees to comply with this Section 11.

(a)                                 Confidential Information  For the purposes of this Agreement, “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary: (i) any and all material non-public, confidential or proprietary information or work product of the Company or its affiliates; (ii) any non-public information that gives the Company or its affiliates a material competitive business advantage or the opportunity of obtaining such advantage; (iii) any material non-public information the disclosure or improper use of which is reasonably expected to be materially detrimental to material interests of the Company or its affiliates; (iv) any material trade secrets of the Company or its affiliates; and (v) any other material non-public information of or regarding the Company or any of its affiliates, or its or their past, present or future, direct or indirect, potential or actual officers, directors, employees, owners, or business partners, including but not limited to information regarding any of their material businesses, operations, assets, liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its affiliates or which Executive has learned of through his employment with the Company.  Confidential Information also includes any non-public, confidential or proprietary information about or belonging to any third party that the Company or its affiliates have agreed in writing to keep confidential.  Notwithstanding the foregoing,

Confidential Information does not include any information which is or becomes generally known by the public other than as a result of Executive’s actions or inactions.

(b)                                 Protection   Executive promises, except in the regular course of the Company’s business or as required by law: (i) to keep Confidential Information, and all documentation, materials and information relating thereto, strictly confidential; (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as President and Chief Executive Officer for the benefit of the Company; and (iii) to return to the Company all documents and electronically stored information containing Confidential Information in Executive’s possession upon separation from the Company for any reason.

(c)                                  Disclosure Required By Law   If Executive is legally required to disclose any Confidential Information, Executive will promptly notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief.  Executive agrees to cooperate with and not to oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy.  In any case, Executive will: (i) disclose only that portion of the Confidential Information that, according to the advice of Executive’s counsel, is required to be disclosed (and Executive’s disclosure of Confidential Information to Executive’s counsel in connection with obtaining such advice will not be a violation of this Agreement); (ii) use reasonable efforts to obtain assurances that such Confidential Information will be treated confidentially; and (iii) promptly notify the Company in writing of the items of Confidential Information so disclosed.

(d)                                 Third-Party Confidentiality Agreements   To the extent that the Company possesses any Confidential Information which is subject to any confidentiality agreements with, or obligations to, third parties, Executive will comply with all such agreements or obligations in full.

(e)                                  Survival   The covenants made by Executive in this Section 11, will survive termination of this Agreement for five (5) years following the Termination Date.

12.                               Non-Competition & Non-Solicitation

Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information, customers, accounts and business partners, and further acknowledges that during the course of Executive’s employment with the Company Executive has had and will have access to the Company’s Confidential Information and will be introduced to existing and prospective customers, suppliers, accounts and business partners of the Company.  Executive acknowledges and agrees that any and all goodwill associated with any existing or prospective customer, supplier, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any existing or prospective customers, supplier’s accounts or business partners.  Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

In recognition of this, Executive agrees that:

(a)                                 During the Term of this Agreement, and for a period of one (1) year thereafter, Executive may not, without the prior written consent of the Company, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work in the United States related in any way to uranium mining on behalf of any entity or person other than the Company (including Executive).

(b)                                 During the Term of this Agreement, and for a period of one (1) year thereafter, Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent from the Company.

(c)                                  During the Term of this Agreement, and for a period of one (1) year thereafter, Executive may not, directly or indirectly, entice, solicit or encourage any customer, prospective customer or supplier of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

13.                               Withholdings

The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any applicable law or governmental regulation or ruling and any other deductions consented to in writing by Executive.

14.                               Severability

It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 16), the parties hereby agree and consent that such provision will be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it will be deemed ineffective and deleted from this Agreement without affecting any other provision of this Agreement.

15.                               Title and Headings; Construction

Titles and headings to Sections and paragraphs are for the purpose of reference only and will in no way limit, define or otherwise affect the provisions of this Agreement.  Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” will refer to the entire Agreement and not to any particular provision hereof.  Both parties to this Agreement have approved all language in this Agreement and the language in this Agreement will not be strictly construed in favor of or against either party.

16.                               Arbitration; Injunctive Relief; Attorneys’ Fees

(a)                                 Subject to Section 16(b), any dispute, controversy or claim between Executive and the Company arising out of or relating in any way to: (i) this Agreement, (ii) Executive’s employment with Company, or (iii) the termination of either (other than with respect to claims arising exclusively under one or more of the Company’s employee benefit plans subject to ERISA), will be finally settled by confidential arbitration in Denver, Colorado before the American Arbitration Association in accordance with its then-existing rules for the resolution of employment disputes.  The arbitrator’s award will be final and binding on both parties.

(b)                             Notwithstanding Section 16(a), an application for emergency, temporary, or preliminary injunctive relief by either party will not be subject to arbitration under this Section 16; provided, however, that the remainder of any such dispute (beyond the application for emergency, temporary, or preliminary injunctive relief) will be subject to arbitration under this Section 16.  Executive acknowledges that Executive’s violation of Sections 10, 11 and/or 12 of this Agreement may cause irreparable harm to the Company.  Executive agrees that the Company will be entitled as a matter of right to specific performance of Executive’s obligations under Sections 10, 11, and/or 12 and an emergency, temporary or preliminary injunction from any court of competent jurisdiction restraining any violation or further violation of such agreements by Executive or others acting on Executive’s behalf, without posting a bond.  The Company’s right to injunctive relief will be cumulative and in addition to any other remedies provided by law or equity.

(c)                                  Each side will share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute.

(d)                                 Nothing in this Section 16 will prohibit a party to this Agreement from: (i) instituting litigation to enforce any arbitration award; or (ii) joining another party to this Agreement in litigation initiated by a person who is not a party to this Agreement.

17.                               Governing Law

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 16 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN OR NEAREST TO DENVER, COLORADO AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

18.                               Entire Agreement and Amendment

This Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof.  This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

19.                               Survival of Certain Provisions

Wherever appropriate to the intention of the parties, the respective rights and obligations of the parties, including but not limited to the rights and obligations set forth in Sections 6 through 16, will survive any termination or expiration of this Agreement for any reason.

20.                               Waiver of Breach

No waiver by either party of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

21.                               Assignment

Neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except as follows.  This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

22.                               Notices

Notices provided for in this Agreement will be in writing and will be deemed to have been duly received:  (a) when delivered in person or sent by facsimile with receipt confirmed; (b) on the first business day after such notice is sent by recognized express overnight courier service; or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(a)                                 If to Company, addressed to: 405 Highway 121 Bypass, Building A, Suite 110, Lewisville, TX 75067; Attn:  Chairman, Board of Directors.

(b)                                 If to Executive, addressed to the address provided to the Company, or

(c)                                  To such other address as either party may have furnished to the other party in writing in accordance with this Section 22.

23.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties.

24.                               Other Definitions

The parties agree that as used in this Agreement the following terms will have the following meanings: an “affiliate” of a person means any person directly or indirectly controlling, controlled by, or under common control with, such person; the terms “controlling, controlled by, or under common control with” mean the possession, directly or indirectly, of the power to direct or influence or cause the direction or influence of management or policies (whether through ownership of securities or other ownership interest or right, by contract or otherwise) of a person; the term “person” means a natural person, partnership (general or limited), limited liability Company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign.

25.                               Internal Revenue Code Section 409A Compliance

(a)                                 General   The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes or interest thereunder; provided, however, that this Section 25 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.  Executive shall, at the request of the Company, take any action (or refrain from taking any action) required to comply with any correction procedure promulgated pursuant to Section 409A of the Code.

(b)                                 Exceptions to Apply   The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Section 409A of the Code to the payments and benefits provided under this Agreement so that, to the maximum extent possible such payments and benefits are not “nonqualified deferred compensation” subject to Section 409A of the Code.  All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) and a separately identifiable or designated amount for purposes of Section 409A of the Code.

(c)                                  Taxable Reimbursements   To the extent that any payments or reimbursements provided to Executive are deemed to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(d)                                 Specified Employee   Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Section 409A of the Code shall be paid to Executive during the 6-month period following his Termination Date to the extent that the Company determines that Executive is a “specified employee” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period.

26.                               Full Settlement

The Company’s obligations, if any, to make payments to Executive under Section 7 will not be reduced by any failure of Executive to seek other employment.  The payments under Section 7 will not be reduced if Executive obtains other employment.

27.                               Indemnification and Directors and Officers Insurance

In Executive’s capacity as a director, officer, or employee of the Company or serving or having served any other entity as a director, officer, or employee at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company and such other entities, their assets, business or affairs, if in each of the foregoing cases, (i) Executive acted in good faith and in a manner Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (ii) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct.  The Company shall advance all reasonable expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses.

Executive and the Company have executed this Agreement to be effective for all purposes as of the Signature Date.

EXECUTIVE:	URANIUM RESOURCES, INC.:

/s/ Christopher M. Jones	/s/ Terence J. Cryan

Christopher M. Jones	Terence J. Cryan

Interim President and CEO and

Member of the Board of Directors

EXHIBIT A

Executive serves as a member of the Board of Directors of a home owners association.

EXHIBIT B

Executive is subject to certain confidentiality obligations to one or more parties engaged in industries not relevant to the uranium mining business